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EXHIBIT 99.4

FINANCEMENT-QUÉBEC
MEDIUM-TERM NOTES, SERIES A
Due Nine Months or More from Date of Issue
Guaranteed unconditionally as to
Principal, interest and any additional amounts by
QUÉBEC

CALCULATION AGENCY AGREEMENT

        AGREEMENT, dated as of December 4, 2003, between Financement-Québec and JPMorgan Chase Bank, as calculation agent (the "Calculation Agent", which term shall, unless the context otherwise requires, include its successors and assigns).

        WHEREAS, Financement-Québec has authorized the issuance of Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue, guaranteed unconditionally as to payment of principal and any premium and interest by Québec (the "Notes");

        WHEREAS, the Notes will be issued pursuant to a Fiscal Agency Agreement, dated as of December 4, 2003 (the "Fiscal Agency Agreement"), among Financement-Québec, Québec, as guarantor, and JPMorgan Chase Bank, as fiscal agent (the "Fiscal Agent", which term shall, unless the context otherwise requires, include its successors and assigns); and

        WHEREAS, Financement-Québec desires to appoint an agent for the purpose of calculating the interest rate on the Notes bearing interest at a rate calculated with reference to an interest rate basis (the "Floating Rate Notes").

        NOW IT IS HEREBY AGREED that:

        1.     Appointment of Agent.    Financement-Québec hereby appoints JPMorgan Chase Bank as the Calculation Agent at its principal corporate trust office in The City of New York and the Calculation Agent hereby accepts such appointment as Financement-Québec's agent for the purpose of calculating the interest rate on Floating Rate Notes in the manner and at the times provided in such Floating Rate Notes and for the purpose of performing the other services hereinafter described upon the terms and subject to the conditions hereinafter mentioned. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Floating Rate Notes, the Prospectus Supplement relating to the Floating Rate Notes or in the Fiscal Agency Agreement, as the case may be.

        2.     Interest Rate Calculation.    The Calculation Agent shall exercise due care to determine the interest rates applicable and shall communicate the same to Financement-Québec and the Fiscal Agent. The Calculation Agent will, upon the request of any holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective for the next Interest Reset Date with respect to such Floating Rate Note. No amendment to the provisions of the Floating Rate Notes relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent.

        Under certain circumstances, the interest rates for Floating Rate Notes may have to be determined on the basis of quotations provided by certain financial institutions selected by the Calculation Agent. The Calculation Agent shall not be responsible to Financement-Quebec or any third party as a result of the Calculation Agent having acted (except in the event of gross negligence, willful misconduct or bad faith) on the basis of any such quotation or other information given by any such financial institution which subsequently may be found to be incorrect.

        3.     Fees and Expenses.    The Calculation Agent shall be entitled to such compensation as may be agreed upon with Financement-Québec for all services rendered by the Calculation Agent, and Financement-Québec promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as Financement-Québec shall reasonably require.

        The provisions of this section shall survive the termination of this Agreement.

        4.     Terms and Conditions.    The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which Financement-Québec agrees:

        (a)   in acting under this Agreement, the Calculation Agent is acting solely as agent of Financement-Québec and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Floating Rate Notes;

        (b)   unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from Financement-Québec made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes is an Authorized Official of Financement-Québec;

        (c)   the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and in the Notes and no implied duties or obligations shall be read into this Agreement against the Calculation Agent;

        (d)   the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent and may be interested in any financial or other transaction with Financement-Québec, or Québec and may act on any committee or body of holders of Notes or other obligations of Financement-Québec or Québec as freely as if it were not the Calculation Agent;

        (e)   the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence, willful misconduct or bad faith, or that of its directors, officers, employees or representatives;

        (f)    in no event shall the Calculation Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to, lost profits), even if the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;

        (g)   the Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, consent, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties;

        (h)   the Calculation Agent may consult with its counsel or other independent counsel satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and without negligence and in accordance with such opinion;

        (i)    Financement-Québec will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Notes in the forms attached as exhibits to the Fiscal Agency Agreement if such change would materially and adversely affect the Calculation Agent's duties and obligations under this Agreement; and

        (j)    neither the Calculation Agent nor Financement-Québec shall be bound by any modification of this Agreement unless in writing and signed by the parties hereto.

        5.     Resignation; Removal; Successors.

        (a)   Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to Financement-Québec of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not fewer than thirty days prior to the said effective date unless Financement-Québec otherwise agrees in writing. Except as provided below, the Calculation Agent may be removed by the filing with it of an instrument in writing signed by Financement-Québec specifying such removal and the date when it shall become effective (such effective date being at least ten days after the said filing and not fewer than five days before the next Payment Date). Such resignation or removal shall take effect only as provided in Section 5(c) below.

        (b)   If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Calculation Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or administrator of all or any substantial part of its property or other similar official, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or administrator of the Calculation Agent or of all or any substantial part of its property or other similar official shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent, which shall be an office in The City of New York of a leading bank or securities dealer, shall be appointed by Financement-Québec as hereinafter provided.

        (c)   Any successor Calculation Agent hereunder shall be appointed by Financement-Québec by a written instrument signed by both Financement-Québec and the successor Calculation Agent. Upon payment to the predecessor Calculation Agent of all previous unpaid amounts due in connection with the performance of its duties and obligations hereunder, and upon receipt by such predecessor Calculation Agent of an executed copy of such signed written instrument, (i) such predecessor Calculation Agent shall become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent, (ii) such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Calculation Agent with like effect as if originally named the Calculation Agent hereunder and (iii) such predecessor Calculation Agent shall thereupon cease to be Calculation Agent hereunder provided, however, that if the Calculation Agent fails to duly calculate the interest rates in the manner provided herein at any time when so required, such removal will take effect immediately upon such appointment of, and acceptance thereof by, a successor Calculation Agent, in which event notice of such appointment shall be given to the holders of Floating Rate Notes as soon as practicable thereafter. If within thirty days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of Financement-Québec, petition a court of competent jurisdiction to appoint a successor Calculation Agent.

        (d)   Any corporation into which the Calculation Agent may be merged or converted, any corporation with which the Calculation Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law and provided that it shall be a responsible financial firm or institution having an established place of business in The City of New York, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to Financement-Québec.

        6.     Indemnification.

        (a)   Financement-Québec agrees to indemnify and hold harmless the Calculation Agent against all claims, actions, demands, damages, costs and losses arising out of or relating to the Calculation Agent's appointment or the exercise of its powers and performance of its duties as Calculation Agent, except such as may result from the

Calculation Agent's gross negligence, willful misconduct or bad faith or that of its directors, officers, employees or representatives.

        (b)   This Section shall remain operative and in full force and effect regardless of any termination of this Agreement.

        7.     Notices.    All communications hereunder shall be effective only on receipt, and shall be delivered or sent by letter, facsimile transmission or telephone (but in the case of communication by telephone with subsequent confirmation by letter or facsimile transmission) as follows:

(a)	to Financement-Québec:
Ministère des Finances Direction de l'émission des emprunts 12, rue Saint-Louis Québec, Québec Canada G1R 5L3 Tel.: (418) 643-8141 Fax: (418) 643-4700 Attention: Le président — directeur général
(b)	to the Calculation Agent:
JPMorgan Chase Bank 4 New York Plaza, 15th floor New York, New York 10004 Tel.: (212) 623-5248 Fax: (212) 623-6216 Attention: Institutional Trust Services

        8.     Governing Law.    Except as otherwise provided by applicable mandatory provisions of law, this Agreement shall be governed by, and interpreted in accordance with, the laws of Québec and the laws of Canada applicable therein.

        9.     Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        10.   Benefit of Agreement.    This Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

        11.   Waiver of Jury Trial.    Each of the Calculation Agent and Financement-Québec hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        12.   Separability.    In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

FINANCEMENT-QUÉBEC
By:	/s/ Michel Robitaille Name: Michel Robitaille Title: Delegate General of Québec in New York
JPMORGAN CHASE BANK, as Calculation Agent
By:	/s/ JPMorgan Chase Bank Name: Title:

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CALCULATION AGENCY AGREEMENT